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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 1st day of January, 1999, by and between WILTEK, INC., a Connecticut corporation, with its principal offices located at 542 Westport Avenue, Norwalk CT 06851 (the "Company") and Kevin P. Carathanasis, an individual, residing at 8515 Manassas Road, Tampa, Florida 33635 (the "Employee").


                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Company desires that the Employee shall be employed by the Company, and the Employee is desirous of such employment, upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:


    1. Defining Terms.  As used in this Agreement, the following terms shall
       --------------
       have the following meanings:

               (a) "Company" shall mean and include Wiltek, Inc., and its parents, subsidiaries and affiliates and the respective successors and assigns of any of them, whether now existing or hereafter arising: provided, however, that references to the Company in Paragraphs 6, 7 and 9 of this Agreement shall be limited solely to Wiltek, Inc.

               (b) "Customer" shall mean any individual, firm, partnership, corporation, company, joint venture or governmental or military unit or any other entity or any parent, subsidiary or affiliate of any of them which is negotiating or has a contract with the Company for the purchase or lease of the Company's equipment, products or services or which has been solicited by the Company with respect to such purchase or lease during the Employee's employment with the Company.

               (c) "Confidential Information" shall mean information concerning the Company, its products, processes and services and its customers, suppliers, contractors, agents, consultants and employees (herein-after referred to as "Company Affiliates"), including, but not limited to, information relating to research, development. inventions, manufacture, purchasing, accounting, finances, costs, profit margins, patents, methods, programs, apparatus, engineering, marketing, merchandising, selling, Customer lists, Customer requirements and personnel, pricing, pricing methods and data processing and any other materials

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                    or information, heretofore or hereafter during the term of this Agreement, conceived, designed, created, used or developed by or relating to the Company or any of the Company Affiliates; provided, however, that Confidential Information shall not include any information which may be in the public domain or come into the public domain not as a result of a breach by the Employee of any of the terms and provisions of this Agreement.

               (d) "Proprietary Property" shall mean discoveries, concepts and ideas and expressions thereof, whether or not subject to patent, copyright, trademark, trade name or service mark protection, including, but not limited to, software, services, processes, methods, formulae, techniques, apparatus, designs and writings as well as improvements thereon, revisions thereof and know-how related thereto, concerning any present or future activities of the Company; provided, however, that Proprietary Property shall not include anything which may be in the public domain or come into the public domain not as a result of a breach by the Employee of any of the terms and provisions of this Agreement.

               (e) "Competing Product" shall mean any product, process or service of any person or legal entity other than the Company, in existence or under development, which, during the term of this Agreement, competes with or is an alternative to any present or future product, process, or service of the Company whether or not actively marketed by the Company.

               (f) "Competing Organization" shall mean any person or legal entity engaged in, about to engage in or intending to engage in research on or development, use, production, marketing, or selling of a Competing Product.

2.   Employment.  The Company hereby employs the Employee, and the Employee
     ----------
     hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

3.   Duties.  The Employee shall be employed by the Company as Vice President
     ------
     and he shall perform such duties and render such services consistent therewith as may from time to time be required of him by the President of the Company.

4.   Extent of Service.  During the term of his employment, the Employee
     -----------------
     agrees that (a) he will serve the Company faithfully, diligently and to the best of his ability under the direction of the Chairman or the Board of Directors of the Company; (b) he will devote his best efforts and substantially his entire working time, attention and energy to the performance of his duties hereunder and to promoting and furthering the interests of the Company, taking, however, from time to time, reasonable vacations consistent with the performance of his obligations hereunder, and
     (c) he will not, without the prior written approval of the President of the Company, which approval shall not be unreasonably withheld, become an officer, director, employee or consultant of, or otherwise become associated with or engaged in, any business other than that of the Company, and he will do nothing inconsistent with his duties to the Company.

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5.   Terms of Employment.  The term of employment of the Employee under this
     -------------------
     Agreement shall be for a period commencing on the date of this Agreement and terminating twelve (12) months thereafter, unless sooner terminated pursuant to Paragraph 9 of this Agreement (the "Term"), and for successive one-year Terms thereafter; provided, however, that with respect to each such successive Term, the Company and the Employee shall have mutually agreed, in writing, to basic compensation for such successive Term. If the Company decides not to renew the Employee's Employment Agreement, then the Employee shall be entitled to the termination provisions provided for in Clause 9(b) of this Employment Agreement.

6.   Basic Compensation.  As basic compensation for the services to be
     ------------------
     rendered hereunder by the Employee for the initial Term, the Company agrees to pay to the Employee, and the Employee agrees to accept, a minimum salary at the rate of $110,000 per annum. The salary payable to the Employee hereunder shall be paid in equal semi-monthly installments during the Term, or in such other manner as shall be mutually agreed upon by the parties hereto.

7.   Other Benefits.  The Employee shall be entitled to participate in any
     --------------
     retirement, disability, profit-sharing, medical or life insurance or other similar plan or arrangement provided by the Company to its employees, or its other executive employees. The Employee shall also receive benefits as stated within the attached "Schedule of Benefits."

8.   Disability.  If Employee shall be disabled, he shall receive full
     ----------
     compensation (less any payments received from Worker's Compensation, Wiltek's disability plans or other governmental payment for such disability) for all periods of disability even if a period of disability extends beyond the Term; provided, however, that the maximum number of consecutive days during which disability occurs and for which Wiltek shall be obligated to pay such compensation shall be ninety (90) days. Disability means the inability of Employee to perform his duties hereunder on account of mental or physical illness or physical incapacity.

9.   Termination.
     -----------

     (a) The employment of the Employee hereunder shall terminate in the event of the death of the Employee and, at the option of the Company, upon written notice to the Employee, (i) in the event that Base Salary payments are terminated due to disability pursuant to Paragraph 8 of this Agreement, or (ii) in the event that the Employee shall breach any of the terms and provisions of this Agreement.

     (b) In addition to the provisions of Paragraph 9(a) above, the Company may also, in its sole discretion, elect to terminate, without cause, the employment of the Employee hereunder by thirty (30) days prior written notice to the Employee; provided, however, that if the Company shall so terminate this Agreement pursuant to this Paragraph 9(b), the Company shall pay the Employee guaranteed severance pay in accordance with the next sentence, continue the benefits set forth in Item 2 of the attached "Schedule of Benefits" for so long as the severance payments are being made, will continue the benefit set forth in Item 1 thereof for the terms thereof and will pay the bonuses set forth in
          Item 6 thereof per the terms thereof. During the six-month period following the receipt of written notice by the Employee, the Company shall pay the Employee guaranteed severance pay at a rate equal to the Employee's base compensation immediately prior to such termination and such guaranteed severance pay shall be paid to the Employee in the manner and at the time or times that such base compensation would otherwise have been paid to the Employee. Following the six-month guaranteed severance pay period, if the Employee does not become employed, the Company shall pay the Employee additional supplemental severance pay in accordance with the next sentence. During the six-month period following the conclusion of Company payment to the Employee of six months of guaranteed severance pay, the Company shall pay the Employee additional supplemental severance pay at a rate equal to the Employee's base compensation immediately prior to such termination and such additional supplemental severance pay shall be paid to the Employee in the manner and at the time or times that such base compensation would otherwise have been paid to the Employee.

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     10.      Representations and Warranties of the Employee as to Conflicts.
              --------------------------------------------------------------
     The Employee hereby represents and warrants to the Company that his employment by the Company does not and will not violate any provision of law or fiduciary duty by which he is bound and will not conflict with or result in a breach of any agreement or instrument to which he is a party or by which he is bound, and the Employee agrees that he will indemnify and hold harmless the Company, its directors, officers and employees against any claims, damages, liabilities and expenses (including attorneys' fees) which may be incurred, including amounts paid in settlement, by any of them in connection with any claim based upon or related to a breach of the Employee's representation and warranty set forth in this Paragraph. In the event of any claim based upon or related to a breach of the Employee's representation and warranty set forth in this Paragraph 10, the Company will give prompt notice thereof, in writing, to the Employee and the Employee shall have the right to defend such claim with counsel reasonably satisfactory to the Company.

     11.      Proprietary Property.  With respect to Proprietary Property made
              --------------------
     or conceived by the Employee in the field of data communications, whether or not during the hours of his employment or with the use of the Company's facilities, materials or personnel, either individually or jointly with others during the period of his employment by the Company, the Employee shall, without the payment of royalty or any other considerations to him therefor:

               (a) Inform the Company promptly and fully of such Proprietary Property by a written report satisfactory to the Company;

               (b) Apply, at the Company's requests and expense, for United States and foreign letters patent, copyright, trademark or service mark, as the case may be, either in the Employee's name or otherwise as the Company shall direct;

               (c) Assign to the Company all of his right, title and interest in such Proprietary Property, and to applications for United States and/or foreign letters patent, copyright, trademark and service mark and to any letters patent, copyright, trademark and service mark which may be issued upon such Proprietary Property;

               (d) Deliver promptly to the Company, without charge to the Company but at its expense, such written instruments, and do such other acts, as may be necessary, in the opinion of the Company, to obtain and maintain United States and/or foreign letters patent, copyright, trademark or service mark on the Proprietary Property and to vest the entire right, title and interest thereto in the Company; and

               (e) Grant to the Company, prior to assignment of the Employee's right title and interest to the Company in any Proprietary Property as required above, the royalty-free right to use in its business, and to make, have made, use and sell products, processes, services, writings and/or marks based upon or related to Proprietary Property made or conceived by the Employee.

     12.  Confidentiality.
          ---------------

                (a) During the Term and at all times thereafter, the Employee will not use Confidential Information for his own benefit or for the benefit of any person or legal entity other than the Company nor will he disclose the same to any other person or legal entity, except as required to conduct the business of the Company in the ordinary course.

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                (b) Except with the prior written approval of the Company or except as required to conduct the business of the Company in the ordinary course, the Employee will not, at any time, directly or indirectly, use, disseminate, disclose, lecture upon or publish articles concerning any Confidential Information.


                (c) Upon the termination of his employment with the Company, all documents, records, notebooks and similar repositories of or containing Confidential Information, including any copies thereof, then in the Employee's possession, or under his control, whether prepared by him or others, will be left with or immediately returned to the Company by the Employee.

          13. Non-Compete.  The Employee agrees that, during the term of his
              -----------
              employment with the Company and also for one year following the Employee's termination or departure from the Company, he will not, without the written approval of the Company, directly or indirectly, under any circumstances whatsoever, own, manage, operate, engage in, control or participate in the ownership, management, operation or control of, or be connected in any manner with, whether as an individual, partner, stockholder, director, officer, principal, agent, employee or consultant, or in any other relation or capacity whatsoever, any Competing Organization, and will not in any such manner compete with the Company or solicit or call on any Customer of the Company, wherever located, which was a Customer of the Company at any time during the period one (1 year prior to the termination of the Employee's employment with the Company for the purpose of inducing such Customer to purchase or lease a Competing Product. Notwithstanding the foregoing, nothing contained in this Paragraph 13 shall restrict the Employee from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, so long as such investment does not give him the right to control or influence the policy decisions of any such business or enterprise which is or might be in competition with any business of the Company.

          14. Non-Interference.  The Employee will not, for a period of one (1)
              ----------------
              year following the termination of the Employee's employment by the Company, directly or indirectly, employ, hire, solicit or, in any manner, encourage any employee of the Company to leave the employ of the Company.

          15. Injunctive Relief.  In addition to any other rights or remedies
              -----------------
              available to the Company as a result of the breach of the Employee's obligations hereunder, the Company shall be entitled to enforcement of such obligations by an injunction or a decree of specific performance from a court with appropriate jurisdiction and in the event that the Company is successful in any suit or proceeding brought or instituted by the Company to enforce any of the provisions of this Agreement or on account of any damages sustained by the Company by reason of the violation by the Employee of any of the terms and/or provisions of this Agreement to be performed by the Employee, the Employee agrees to pay to the Company all attorneys' fees reasonably incurred by the Company.

          16. Withholding.  The Employee hereby agrees that he will make such
              -----------
              arrangements as the Company may deem necessary to discharge any obligations of the Company to withhold Federal, state or local taxes imposed upon the Company in respect of this Agreement.

          17. Severability.  The provisions of this Agreement shall be
              ------------
              severable and if any part of any provision shall be held invalid or unenforceable or any separate covenant contained in any provision is held to be unduly restrictive and void by a final decision of any court or other tribunal of competent jurisdiction, such part, covenant or provision shall be construed to give it maximum lawful validity and the remaining provisions of this Agreement shall nonetheless remain in full force and effect.

          18. Entire Agreement.  This Agreement and the attached "Schedule of
              ----------------
              Benefits" contains the entire agreement of the parties relative to the subject matter hereof, superseding and terminating all prior agreements or understandings, whether oral or written, between the parties hereto relative to the subject matter hereof,

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              and this Agreement may not be extended, amended, modified or supplemented without the written consent of the parties hereto.

          19. Waivers.  Any waiver of the performance of the terms or
              -------
              provisions of this Agreement shall be effective only if in writing and signed by the party against whom such waiver is to be enforced. The failure of either party to exercise any of his or its rights under this Agreement or to require the performance of any term or provision of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such rights or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement.

          20. Notices.  Any notice required or permitted to be given under this
              -------
              Agreement shall be in writing and shall be deemed given when personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, to the respective address of the parties hereto as set forth above or to such other address as either party may designate to the other party in the manner provided herein for giving notice.

          21. Successors and Assigns.  This Agreement shall be binding upon and
              ----------------------
              inure to the benefit of the heirs, executors, administrators, successors and legal representatives of the Employee, and shall inure to the benefit of and be binding upon the Company and any successor to the business of the Company pursuant to a merger or acquisition of all or substantially all of its assets, but the obligations of the Employee may not be delegated and the Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights hereunder (whether by operation of law or otherwise), except as expressly permitted by this Agreement, and any such attempted delegation or disposition shall be null and void and without effect.

          22. Governing Law.  This Agreement shall be governed by and construed
              -------------
              and enforced in accordance with the laws of the State of Connecticut.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    WILTEK, INC.

                                    By: /s/ David S. Teitelman
                                       ------------------------------
                                         President & Board Member


                                    By: /s/ Kevin P. Carathanasis
                                       ------------------------------
                                         Kevin P. Carathanasis
                                         Vice President

WITNESS:

/s/ Cindy Hampton
--------------------------

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                              Schedule of Benefits

1.  Company Car.  Company obligation is direct payment of, or reimbursement to
    ------------
    the Employee, for all lease payments, tax payments, insurance payments, gasoline payments, service payments, repair payments, maintenance payments. This benefit will continue for two (2) months after termination.

2.  Company Standard Benefits.  Health, major medical, dental, eye care,
    --------------------------
    orthodontia, life insurance, short-term disability, long-term disability, 401K contribution, in addition to individual benefits provided within this section ("Schedule of Benefits") to the Employee.

3.  Annual Minimum Base Salary.  $110,000.
    ---------------------------

4.  Guaranteed Severance Pay.  Six (6) months of Annual Minimum Base Salary.
    -------------------------

5.  Supplemental Severance Pay.  If employment not found by Employee following
    ---------------------------
    Guaranteed Severance Pay Period, an additional six (6) months of Annual Minimum Base Salary.

6.  Revenue Bonus.  If Wiltek reports fiscal year 1999 revenue (excluding any
    --------------
    revenue for business's acquired after January 1, 1999) of at least

        $6,800,000 then a cash bonus of .30% of total fiscal year 1999 revenue $7,000,000 then a cash bonus of .32% of total fiscal year 1999 revenue $7,200,000 then a cash bonus of .34% of total fiscal year 1999 revenue $7,400,000 then a cash bonus of .36% of total fiscal year 1999 revenue $7,600,000 then a cash bonus of .38% of total fiscal year 1999 revenue $7,800,000 then a cash bonus of .40% of total fiscal year 1999 revenue $8,000,000 then a cash bonus of .42% of total fiscal year 1999 revenue $8,200,000 then a cash bonus of .44% of total fiscal year 1999 revenue $8,400,000 then a cash bonus of .46% of total fiscal year 1999 revenue $8,600,000 then a cash bonus of .48% of total fiscal year 1999 revenue $8,800,000 then a cash bonus of .50% of total fiscal year 1999 revenue

The Company shall make full cash bonus payment to Employee within 60 days (December 30, 1999) of close of fiscal year 1999. In the event of termination any bonus accumulated as of the date of termination will be payable by the Company to the Employee within 30 days of termination.

        IN WITNESS WHEREOF, the parties have executed this Schedule of Benefits as of the date first above written.

                                    WILTEK, INC.

                                    By: /s/ David S. Teitelman
                                       ------------------------------
                                         President & Board Member


                                    By: /s/ Kevin P. Carathanasis
                                       ------------------------------
                                         Kevin P. Carathanasis
                                         Vice President
WITNESS:

/s/ Cindy Hampton
--------------------------

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